Exhibit 11.1

AMENDED AND RESTATED CODE OF BUSINESS CONDUCT AND ETHICS

1. Scope of the Code

This Code applies to all Employees performing duties for, or on behalf of the Company. The term “Employees” refers to directors, officers, representatives, agents and all workers performing duties on behalf of the Company, whether or not employed directly by the Company and wherever located.

The Code covers a wide range of business practices and procedures and all Employees are required to comply with this Code and any other company policy. A verification of receipt and understanding of the Code is signed by all Employees and any questions about the Code or its meaning are addressed to the Company’s Legal Department. Any non-compliance with the Code’s principles is treated as a serious violation and may lead to termination of contracts or even legal sanctions.

2. Corporate Governance

The composition and operation of the Board of Directors must adhere to the principles of honesty, transparency, integrity and act towards the best interests of the Company.

The Board of Directors must set the foundations for structuring a strong corporate strategy which is implemented through the Senior Management. The Senior Management is responsible for the daily operational management of the Company, and must comply with the present Code, policies and international or applicable national regulations, promoting them to all staff accordingly.

The Board of Directors is also supported by the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation Committee and the ESG Committee, which are responsible for advising and making recommendations with respect to the Company’s corporate governance practices, transactions, and compliance monitoring.

3. Conflicts of Interest

A conflict of interest occurs when an Employee's private interests interfere, or even appears to interfere, with the interests of the Company as a whole.

Any Employee who becomes aware of a conflict of interest, either is concerned that one might develop, or has doubts as to whether a conflict of interest occurs should discuss the matter with his/her Manager, the Head of HR or the General Counsels of the Company immediately. Any conflicts of interest of members of management and/or our directors has been duly addressed annually in our 20F form and is in compliance with all applicable laws and regulations.

4. Corporate Opportunities

Employees owe a duty to advance the legitimate interests of the Company when the opportunities to do so arise and must act with objectivity in their dealings with or on behalf of the Company. Employees are not allowed to i) take for themselves opportunities that are discovered through the use of corporate property, information or their position ii) use corporate property, information or their position for their personal gain. Any Employee who is unsure or concerned about a situation should discuss the matter with his/her Manager, the Head of HR or the General Counsels of the Company immediately.

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5. Related Party Transactions

All transactions between the Company and any of its officers, directors and employees or their respective affiliates shall be on terms believed by the Company to be no less favorable than are available from unaffiliated third parties. This also includes any material amendment or modification to an existing Related Party Transaction. Related Party Transaction means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the Company or any of its subsidiaries is or will be a participant, and (ii) any Related Party has or will have a direct or indirect interest. Such transactions will require prior review by the Audit Committee and written approval, in each instance by a majority of the Company's uninterested "independent" directors, as defined in the Nominating and Corporate Governance Committee Charter, or the members of the Company's Board of Directors who do not have an interest in the transaction. If the votes of such independent and disinterested directors are insufficient to constitute an act of the Board of Directors, then the related party transaction may be approved by a unanimous vote of the disinterested directors.

6. Confidentiality and Privacy

It is important that Employees protect the confidentiality of Company information. Employees may have access to proprietary and confidential information concerning the Company's business, clients and suppliers. Confidential information includes such items as non-public information concerning the Company's business, financial results and prospects and potential corporate transactions. It also includes any non-public information provided by a third party with the expectation that the information will be kept confidential and will be used exclusively for the business purpose for which it was conveyed. Employees are required to keep such information confidential during employment as well as thereafter, and not to use, disclose, or communicate that confidential information other than in the course of employment. The consequences to the Company and the Employee concerned can be severe where there is unauthorized disclosure of any non-public, privileged or proprietary information.

To ensure the confidentiality of any personal information collected and to comply with applicable laws, any Employee in possession of non-public, personal information about the Company's customers, potential customers, or Employees, must maintain the highest degree of confidentiality and must not disclose any personal information unless authorization is obtained. Any exchange of confidential information with a third party is subject to the signing of a Confidentiality Agreement. Employees should understand and abide by the Company’s Confidentiality Agreement which will continue to be in force after the end of their employment.

7. Honest and Fair Dealing

Employees must endeavor to deal honestly, ethically, fairly and with personal integrity with the Company's customers, suppliers, competitors and employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. Honest conduct is considered to be conduct that is free from fraud or deception. Ethical conduct is considered to be lawful conduct conforming to accepted professional standards of conduct.

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Any kind of fraud, corruption and bribe is strictly forbidden and will not be tolerated by the Company. Employees must carry-out their duties in an ethical and honest manner and are strictly prohibited to give gifts in the form of cash, cash equivalents or benefits of any kind from a third party. Employees are only permitted to receive gifts, meals or entertainment of minor value related to the Company’s business relationships, appropriate to the occasion and only within genuine business purposes.

An Anti-Corruption Policy is in place which complements the current document and addresses in detail the prohibition of bribery. Any Employee who becomes aware of any fraud, bribe or corruption act should bring it to the attention of his/her Manager, the Head of HR or the General Counsels of the Company immediately.

8. Protection and Proper Use of Company Assets

The Company's assets are only to be used for legitimate business purposes and only by authorized Employees or their designees. This applies to tangible assets (such as office equipment, telephone, copy machines, etc.) and intangible assets (such as trade secrets, patents, trademarks, copyrights, as well as business, marketing and service plans, budgets, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports).

Employees have the responsibility to protect the Company's assets from theft and loss and to ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Unauthorized use or distribution of confidential information would violate this Code. Any Employee who becomes aware of theft, waste or misuse of the Company's assets, should report this immediately to his/her Manager or to the HR Department.

9. Compliance with Laws, Rules and Regulations

It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Employee to adhere to the standards and restrictions imposed by those laws, rules and regulations, and in particular, those relating to accounting and auditing matters.

Any Employee who is unsure whether a situation violates any applicable law, rule, regulation, or Company policy should contact the Company's General Counsel.

10. Company’s Securities Trading

The trading of the Company’s securities, either by purchase or sale (“Trading”) is subject to a number of laws. In addition, the existing Insider Trading Policy prohibits Employees and their family members from trading the Company’s securities (Insider Trading) while in possession of material, non-public information relating to the Company. Information is "material" when there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, hold or sell securities. In short, any information that could reasonably affect the price of securities is material. Information is considered to be "public" only when it has been released to the public through appropriate channels and enough time has elapsed to permit the investment market to absorb and evaluate the information.

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Employees shall not trade, use, disclose, or communicate confidential nonpublic information for personal gain and should abide by the Company’s Insider Trading Policy. Finally, if an Employee has doubts as to whether he/she possesses material nonpublic information, should discuss the matter with his/her Manager or the General Counsel of the Company immediately.

11. Disclosure

Employees are responsible for ensuring that the disclosure in the Company's periodic reports is full, fair, accurate, timely and understandable. Periodic reports refer to but not limited to the documents created to provide monthly, quarterly and annual updates about the company's accounting and financial information, business operations, departmental and ongoing projects. In doing so, Employees shall take such action as is reasonably appropriate to: (i) establish and comply with disclosure controls and procedures and accounting and financial controls that are designed to ensure that material information relating to the Company is made known to them; (ii) confirm that the Company's periodic reports comply with applicable law, rules and regulations; and (iii) ensure that information contained in the Company's periodic reports fairly presents in all material respects the financial condition and results of operations of the Company.

Employees will not knowingly: (i) make, or permit or direct another to make, materially false or misleading entries in the Company's, or any of its subsidiaries, financial statements or records; (ii) fail to correct materially false and misleading financial statements or records; (iii) sign, or permit another to sign, a document containing materially false and misleading information; or (iv) falsely respond, or fail to respond, to specific inquiries of the Company's independent auditor or outside legal counsel.

12. Human Rights and Labor Standards

The Company is committed to support and promote human rights and has a zero- tolerance approach towards modern slavery and any kind of forced labor. In this respect the Company prohibits a person’s economic and social exploitation by another for personal and/or commercial gain, forced and compulsory/ involuntary labor according to the ILO C029- Forced Labor Convention, 1930 (No. 29), the use of prison labor and any forms of slavery or servitude, including bondage labor and human trafficking, in the Company’s operations, value and supply chains, The Company also strictly prohibits the use of child labor, adhering to relevant international standards related to children’s rights, such as the ILO C138-Minimum Age Convention, 1973 (No. 138), the ILO C-183-Worst Form of Child Labour Convention, 1999 (No. 182) and the United Nations Convention on the Rights of the Child (UNCRC).

Employees should understand and abide by the Company’s Modern Slavery Policy and must act in accordance. The Company is committed to enforce effective systems and due diligence control mechanisms and to ensure that violation of fundamental human rights is not taking place anywhere in the Company’s business, its clients and/or its suppliers. Any concerns or questions related to misconduct or suspected breach of the Policy should be reported to the Head of HR and/or the Company’s General Counsels.

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13. Discrimination and Harassment

The Company is committed to provide a work environment free of discrimination and/or harassment in which all Employees, clients and suppliers are treated with respect and dignity. Any kind of discrimination, harassment, violence and intimidation are prohibited.

In this respect, discrimination or harassment in the workplace based on race, color, religion, sex, national origin, citizenship, age, sexual orientation, disability, marital status or any other basis prohibited by laws, will not be tolerated. In addition, the Company prohibits sexual harassment which is defined as unwanted and unwelcome sexual advances, request and other verbal or physical conduct of a sexual nature, whether it’s between members of the opposite or of the same sex.

Employees should understand and abide by the Company’s Anti-Harassment Policy as outlined in the Company’s Labor Regulation and are empowered to report any behavior or situation that does not seem rightful. Any Employee who comes across and/or believes he/she has been subject to discrimination or harassment should report the incident to his/her Manager and/or the Head of HR immediately.

14. Occupational Health and Safety

The Company is committed to provide a safe workplace for all Employees while consistently improving the safety culture. In addition, laws and regulations impose responsibility on the Company to prevent safety and health hazards. By reason of law and policy, and to protect their own safety and the safety of other Employees, all employees are required to understand and abide by the Company’s Occupational Health & Safety Policy as well as follow carefully all Company’s health and safety instructions and established procedures.

15. Environmental Compliance

It is the Company's policy to operate its vessels in accordance with all applicable safety, environmental and safety laws and regulations so as to ensure the protection of the environment and the Company's personnel and property. All Employees must conduct themselves in a manner that is consistent with this policy, both in sea and ashore. In addition, the Company is committed to continuously improve its’ environmental performance by actively promoting environmental stewardship in all aspects of our operations and being proactive in adopting upcoming regulations with objective to minimize its environmental footprint. Employees should abide by the Company’s Environmental Policy and are expected to cooperate and assist in the policy’s implementation.

16. Processing of Whistle-blower reports

The Company’s Whistle-blowing Policy is intended to cover serious concerns that fall outside the scope of the Company’s procedures and encourage and enable Employees and third parties to raise, in their reasonable belief, issues regarding inter alia questionable accounting matters, audit practices, internal controls, conflicts of interest, fraud and insider trading, human rights abuse, harassment/discrimination within the Company rather than overlooking a problem due to fear of retaliation and victimization. Complaints received will be handled according to the policy described below.

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Employees and third parties shall report any known or suspected violation of this Code on a confidential and anonymous basis through any of the following channels:

•	Company’s designated online platform, to access the Whistleblowing platform click here: Whistleblowing Software
•	Company’s Head of HR (+306949982805)
•	Company’s General Counsels through the whistleblower hotline on +306976862707 by leaving a voice message on the answering machine
•	Company's Audit Committee through the Company's "P.O. Box 61323 15104 Maroussi" established for this purpose

Crew members on board our vessels may also utilize the hotline specially designated for them, information of which can be found on board the Company’s vessels.

When a concern is received, it shall be properly communicated to the Chairman of the Audit Committee. The Audit Committee Chairman will (a) protect the rights of the Employee submitting the complaint, (b) determine whether the complaint actually pertains to accounting, internal controls, fraudulent or other matters and (c) if identifiable and without compromising the confidentiality of the process, acknowledge receipt of the complaint to the sender or caller.

Complaints received will be investigated by the Chairman of the Audit Committee. Alternatively, the Chairman may designate outside consultants to conduct the investigation, or refer the matter to an appropriate officer or employee of the Company or the Company’s General Counsels.

Upon completion, the members of the Audit Committee will review the results of all investigations and will take all appropriate corrective action which, in its judgement is warranted. An action plan and line of reporting of the incident will be determined on a case by case basis and will directly depend on the significance and potential impact of the complaint.

A log of all complaints shall be maintained by the Audit Committee Chairman, which tracks such complaints, their receipt, and any investigation and resolution thereof. The Audit Committee Chairman shall prepare a summary report. Copies of complaints and the resulting log of related information will be maintained in accordance with the Company’s document retention policy.

17. No retaliation

The Company will not retaliate or allow retaliation for reports made in good faith. Any alleged act of retaliation will be thoroughly investigated.

The Company will not discharge, demote, suspend, threaten, harass or any manner discriminate against any Employee in the terms and conditions of employment based upon any lawful actions of such Employee with respect to good faith reporting, pursuant to these procedures or otherwise, of complaints regarding Accounting Matters or other matters as specified in Section 806 of the Sarbanes-Oxley Act of 2002.